Exhibit 21.1

SUBSIDIARIES OF AUTOWEB, INC.

As of December 31, 2021

Subsidiary	Jurisdiction
Autobytel, Inc.	Delaware
AW GUA USA, Inc.	Delaware
Car.com, Inc.	Delaware
Tradein Expert, Inc.	Delaware
AW GUA, Sociedad de Responsabilidad Limitada	Guatemala